Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2015 (December 9, 2015 as to the retrospective presentation of discontinued operations discussed in Note 2, 4, 8, 10, 20 and 21), relating to the consolidated financial statements of America First Multifamily Investors, L.P. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair values and an explanatory paragraph regarding the retrospective adjustments to reflect discontinued operations), which appears in the Current Report on Form 8-K of America First Multifamily Investors, L.P. filed on December 9, 2015. We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2015 relating to the effectiveness of America First Multifamily Investors, L.P. and subsidiaries’ internal control over financial reporting dated March 5, 2015, appearing in the Annual Report on Form 10-K of America First Multifamily Investors, L.P. and subsidiaries for the year ended December 31, 2014.

/s/  DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 29, 2016